Exhibit 14.1

TEAMWORK

ACCOUNTABILITY

INTEGRITY

INGRAM MICRO

CODE OF CONDUCT

RESPECT

INNOVATION

MESSAGE FROM

THE CEO

Greg Spierkel

In the IT distribution industry, and in many others, the importance of ethical behavior is at an all-time high. Compliance with the laws and regulations that govern our industry is a critical first step, but more than that, it is expected that we will do the right thing.

A good reputation takes years—even decades—to develop, but only moments to destroy.

At Ingram Micro, we take this responsibility seriously. We should all be familiar with our core values: Teamwork, Respect, Accountability, Integrity and Innovation. These values, especially that of integrity, are the foundation on which our Code of Conduct is built. In our Code, we pledge ourselves to uphold the highest standards of legal and ethical conduct.

By embracing our Code, we can remain true to our guiding principle—to focus on enhancing the success of our business partners, associates and investors, while embracing our values.

I urge you to please read the following Code of Conduct and familiarize yourself with it. If you have any questions, please contact your supervisor, the Human Resources department or the Legal department.

Thank you.

Sincerely,

Greg Spierkel

Chief Executive Officer Ingram Micro Inc.

MESSAGE FROM

THE CHAIRMAN OF THE BOARD

Dale Laurance

The Ingram Micro Code of Conduct applies to all of us at Ingram Micro, including members of the Board of Directors.

We are committed to the highest principles of legal and ethical conduct.

The Board expects each one of you to familiarize yourself with the Code and adhere to it in your activities at Ingram Micro. Just as important, the Board expects that if you are unsure of anything in the Code, or how it may apply in a particular situation, you will consult with your supervisor, the Human Resources department or the Legal department.

Sincerely,

Dale Laurance Chairman of the Board Ingram Micro Inc.

The Ingram Micro community comprises exceptional people who share similar strong values:

Teamwork

We promote and support a diverse, yet unified, team. We work together to meet our common goals. Our values foster trust, which is critical to teamwork.

Respect

We honor the rights and beliefs of our fellow associates, our customers, our shareholders, our manufacturers and our community. We treat others with the highest degree of dignity and respect.

Accountability

We accept our individual and team responsibilities and we meet our commitments. We take personal responsibility for our performance in all of our decisions and actions.

Integrity

We employ the highest ethical standards, demonstrating honesty and fairness in every action that we take.

Innovation

We are creative in delivering value to our fellow associates, customers, shareowners, manufacturers and community. We anticipate change and capitalize on the many opportunities that arise.

We believe that corporate social responsibility starts with ourselves and the policies and procedures we have in place to guide our personal and corporate behavior. These give us a strong foundation on which to base our decisions, drive innovation and actively manage our operations across the globe. Corporate social responsibility is an intrinsic part of our long-term strategy, a smart investment that creates competitive advantage and helps the company achieve profitable, sustainable growth. We aim every day to do what is right, best and fair for our communities, partners, associates and shareholders while maintaining a strong and viable business.

What should I do?

I read the Code of Conduct and understand that as a U.S. publicly traded company, Ingram Micro needs to abide by certain principles, but in my country, things are different. Our government does not even comply with their own laws and regulations! How do you want me to do my job with the level of requirements described in the Code?

Familiarize yourself with the Code and abide by its content when you have doubts about the applicable standard. We all come from various backgrounds, countries and cultures. What seems acceptable in one country may not be in another. Our Code of Conduct helps us understand the principles guiding our decisions and our behaviors at Ingram Micro. It takes out the guesswork and documents our company culture, creating unity across the organization around these values. Report any issue of legal or ethical compliance that you encounter. Ingram Micro will protect from retaliation any associate who reports a concern in good faith.

Introduction to the Code

CODE OF CONDUCT

Does this code apply to me?

This Code of Conduct applies to everyone at Ingram Micro, in every region—all members of the Board of Directors (“Directors”), officers appointed by the Board of Directors and associates. In addition, Ingram Micro expects that third parties working on its behalf abide by its value of integrity and employ the highest ethical standards, demonstrating honesty and fairness in every one of their actions.

What are my responsibilities?

All of us—directors, officers and associates—are responsible for complying with this Code and with all company policies on legal and ethical conduct. Just as important, all of us are responsible for immediately reporting any issue of legal and ethical compliance that we encounter, in accordance with the procedures discussed later in this Code.

Do not hide problems, hoping that they might not be discovered—all issues must be brought to the light of day, immediately. This obligation is known within Ingram Micro as the “Sunshine Rule” and it forms a key part of our Code of Conduct. Ingram Micro will protect from retaliation any associate who follows the Sunshine Rule and reports a concern in good faith.

Also, all of us are responsible for raising questions about the Code and the policies, and seeking guidance, whether from a supervisor or, for example, the Human Resources department or the Legal department.

Ignorance is not an excuse for violating this Code.

The General Counsel has primary responsibility for enforcing the Code of Conduct and all company policies on legal and ethical conduct, as well as for issuing guidance and explanatory materials, subject to supervision by the Audit Committee of the Board of Directors.

What should I do?

I am aware of an ethics violation in my business unit, but I am afraid to report it. I fear being rejected by my peers or retaliated against by my supervisor if I do so.

Speak up! The Company will protect you against retaliatory or disciplinary action or other adverse employment consequences if, in good faith, you report a suspected legal or ethical compliance violation or conflict of interest, whether or not such suspicion turns out to be valid.

Non-Retaliation Policy

Where do I report violations, disclose issues or ask questions?

CODE OF CONDUCT

Associates suspecting violations of the Code of Conduct or company policies regarding legal and ethical conduct should immediately report them, and disclose any potential conflict of interest, to their supervisor, to the Human Resources or Legal departments, to their Regional Compliance Officer, to the Chief Compliance Officer or to the General Counsel. They may also report violations by contacting the Ingram Micro Hotline (anonymously if they so wish).

IM Hotline for all regions except EMEA IM Hotline for the EMEA region

All officers suspecting violations of the Code of Conduct or company policies on legal and ethical conduct must immediately report them, and disclose any potential conflicts of interest, to the General Counsel. Furthermore, the Chief Executive Officer and the principal financial officers (meaning the Chief Financial Officer, the Corporate Controller and all other officers and associates so designated by the General Counsel) must immediately disclose to the General Counsel any material transaction that could reasonably be expected to give rise to a conflict of interest. The General Counsel must in turn notify the Audit Committee of any such disclosure. Conflicts of interest and other issues of legal and ethical compliance involving the General Counsel must be disclosed to the Audit Committee.

All directors suspecting violations of the Code of Conduct or company policies on legal and ethical conduct must immediately report them, and disclose any potential conflicts of interest, to the General Counsel, who shall in turn notify the Audit Committee.

What should I do?

I have a question about the interpretation of the Code. I am not sure its provisions apply to a particular situation I am currently facing.

Please contact your Regional Compliance Officer, the Chief Compliance Officer, or the Legal or Human Resources departments for further assistance. Officers and directors should direct their questions to the General Counsel.

What are the policies and principles?

CODE OF CONDUCT

Central to this Code is the principle that all of us, whether directors, officers or associates, are expected to conform to the highest standards of legal and ethical conduct, including compliance with all the laws and regulations of the countries in which the company does business.

Abiding by this principle means that we must comply with specific company policies regarding legal and ethical conduct.

Please refer to those policies, which may be amended or supplemented from time to time, on the company intranet.

Some of the key policies are summarized as follows:

Anti-Boycott: We comply with the U.S. Anti-Boycott Law and will not cooperate in any act that supports the boycott of Israel.

Anti-Bribery: We cannot pay or offer money or anything else of value to government officials, officials of public international organizations, political candidates or political parties for the purpose of obtaining or retaining business for Ingram Micro. This applies to both direct and indirect payments, including those accomplished through any intermediary (independent contractors engaged on a commission or fee basis to assist or facilitate in obtaining or retaining business for Ingram Micro such as agents, sales consultants or advisors), vendors, resellers or service providers. The Ingram Micro Anti-Bribery Policy also prohibits us from making direct or indirect payment of bribes to commercial customers or to vendor employees to obtain or retain their business or influence their decisions.

What should I do?

A reseller is asking the company to facilitate a trip to Santa Ana for the decision maker at the Ministry of Health and her family. This may accelerate the purchase of these 2,000 projectors we have been talking about for a year. Not a big deal, the public official’s kids will love Disneyland and I’d like to make them happy!

Even if you like kids, don’t do it! We cannot pay or offer to provide directly or indirectly anything of value to government officials to obtain or retain business. This trip would violate several anti-bribery laws, in particular the U.S. Foreign Corrupt Practices Act. You must also immediately report the request to the Legal department.

What are the policies and principles?

CODE OF CONDUCT

Anti-Trust and Competition Laws: As part of the Ingram Micro policy of fair and honest dealing with customers, suppliers and competitors, we comply with applicable anti-trust or competition laws, including the prohibitions on fixing prices or margins with our competitors.

Conflicts of Interest: We must avoid situations that we know, or should know, create actual or potential conflicts of interest and immediately disclose them to the company, following the procedures described in the Conflict of Interest Policy. Furthermore, we cannot use company property for personal gain nor take for ourselves business opportunities that arise through the use of company property, information or position.

Export Laws: We comply with the export control laws of the United States and all other countries in which we operate, including restrictions on transactions with parties on the Restricted Parties List and with certain designated countries.

External Communications: As a publicly traded company listed on the NYSE, Ingram Micro is subject to specific communication obligations. Therefore, only authorized personnel are to have any contact with the media concerning matters affecting the company and we shall not disclose material, nonpublic company matters or developments with anyone outside the company (including family members, relatives or friends), except as permitted by company policies. This, however, does not prohibit any associate from complying with any local, state and federal laws and regulations, including those dealing with reporting emergencies to appropriate agencies.

Social Networking and Blogging: They have become common ways to communicate with friends, customers, fellow associates and nearly everyone in our lives. We comply with the company guidelines when using social networking and blogging as it relates to Ingram Micro.

What should I do?

I am at a vendor event in Las Vegas and during a working session, some of our competitors and the vendor discuss profit margin and costs related to a specific bid.

Discussions or exchange of information with competitors concerning all antitrust sensitive issues (prices, T&Cs, markets, customers, profits, margins, intent to bid, etc.) must be avoided. Merely remaining silent in the presence of such discussions can make you a co-conspirator. Ask that the discussions stop or leave!

Report the occurrence to the Legal Department.

What are the policies and principles?

CODE OF CONDUCT

Financial Disclosures: We shall ensure that Ingram Micro’s filings with the Securities and Exchange Commission as well as all other public communications about the financial condition of the company and the results of operations represent full, fair, accurate, timely and understandable disclosure.

Guidelines in Gathering Competitive Intelligence: We only gather competitive intelligence in accordance with applicable anti-trust and competition laws and with our company values. Direct exchanges of competitive intelligence with our competitors are prohibited.

Guidelines on Trading in Securities: We cannot trade in Ingram Micro securities based on material or inside information, nor advise others to do so. Furthermore, we cannot trade in the securities of other companies, nor advise others to do so, based on material or inside information gained about those companies in the course of our duties for Ingram Micro.

Protection of Proprietary Information: We must safeguard Ingram Micro proprietary information or intellectual property, and third-party proprietary information or intellectual property entrusted to Ingram Micro, from loss, theft, unauthorized modification and unauthorized disclosure.

Receipt of Gifts and Gratuities: We can accept (but never solicit) from present or prospective suppliers, or offer to our customers, only gifts, gratuities, entertainment or other courtesies that are not excessive and are consistent with reasonable standards in the business community, the Gift and Entertainment Policy, and company requirements.

What should I do?

A vendor invites me to join him at a local sporting event where we will watch the game and discuss business opportunities. The seats have a face value of U.S. $250. Should I go? This constitutes business entertainment. You may accept the invitation. Note: If the vendor simply offers you two tickets to the event, with no plans for him or her to accompany you, that is a gift, which you should decline as it exceeds the allowable gift limit. Also, remember that with regard to any entertainment you offer or accept, the policy expects you to exercise good judgment on whether it is customary and reasonable, or is instead lavish, which could create an appearance of undue influence. Whenever in doubt, consult with your supervisor on the appropriate course of conduct.

What are the policies and principles?

CODE OF CONDUCT

Records Retention: We must retain documents in accordance with any records retention schedule adopted by Ingram Micro for the specific country in which we are located.

Smart Citizens: As individual and corporate members of the global community, we are committed to be socially responsible in three key areas:

• Our Environment: We lead as an environmentally accountable corpora -tion working with vendor and customer partners to minimize our company’s impact on the environment. We increase the utilization of green technologies, as well as identify and proactively address risks of pollution arising from our activities, products or services, in order to effectively control and reduce our environmental footprint. We inform others of our commitments, including companies from whom we source products and services, and collaborate with and support the sustainability efforts of our business partners. We undertake annual reviews of this commitment in the light of any new knowledge, changing legislation or public concerns.

• Our Communities: We are a positive influence in the communities in which we work and live.

• Our Workplace: We maintain a professionally challenging, rewarding, respectful and safe workplace for all Ingram Micro associates and business partners. We view diversity as one of our primary competitive advantages required to sustain our company performance and continued success. We respect applicable local laws and international conventions prohibiting child labor.

We strive to keep these commitments, doing what is right, best and fair for our communities, partners, associates and shareholders, while maintaining a strong and viable business.

Theft and Loss Prevention: We must protect Ingram Micro’s assets against theft and loss and report any theft or loss to our supervisor, the Security department or the Human Resources department.

“Corporate social responsibility is a commitment we all share at Ingram Micro. With a presence in 26 countries around the globe, the world is not just where we do business—it’s where we live, play and raise our families. For this reason, 2010 became a year where we gained significant momentum in our social responsibility efforts. We took the grass-roots work our associates were forging around the globe, both personally and professionally, and formed a company-wide program that has top priority from the board-room to every corner of our organization. We launched this strategic effort on Earth Day 2010 through our Smart Citizen brand.”

Gregory M.E. Spierkel Chief Executive Officer Ingram Micro Inc.

CSR Public Report

How can this Code of Conduct be amended or waived?

CODE OF CONDUCT

The Board of Directors must approve any amendments to this Code of Conduct.

Any amendments affecting the Chief Executive Officer and the principal financial officers will be promptly disclosed to the company’s shareholders.

Company policies on legal and ethical compliance implementing this Code can be amended or additional policies adopted, only in accordance with procedures established by the General Counsel.

The Board of Directors must approve any waiver of the Code of Conduct or company policies on legal and ethical conduct for Directors and officers.

Any waiver affecting the Chief Executive Officer or the principal financial officers will be promptly disclosed to the company’s shareholders.

The General Counsel must approve any waiver of the Code of Conduct or company policies on legal and ethical conduct for associates and report any such waiver to the Audit Committee at its next meeting.

This Code of Conduct was adopted by the Ingram Micro Board of Directors on March 3, 2003, and revised on Aug. 24, 2005, Nov. 7, 2007 and Nov. 29, 2011.

How Do I Contact the Hotline?

CODE OF CONDUCT

Remember that Ingram Micro will protect from retaliation any associate who follows the Sunshine Rule and reports a concern in good faith.

North America (Also applies to Israel)

Online: http://www.safe2say.net/IM.htm Telephone: (877) INGRAM2 (464-7262)

Latin America

Online: http://www.safe2say.net/IM.htm

Telephone: Dial one of the toll-free access numbers below and then dial (877) INGRAM2 (464-7262).

Country Toll-free number

Argentina 0-800-555-4288 or 0-800-222-1288

Brasil 0800-890-0288 or 0800-888-8288

Chile 800-225-288

Chile—para operadora de idioma español 800-360-312

Costa Rica 0800-0-114-114

Ecuador 1-999-119 or 1-800-225-528

Ecuador—para operadora de idioma español 1-800-999-199

El Salvador 800-1785

México 01-800-288-2872 or 001-800-462-4240

México—para operadora de idioma español 01-800-112-2020 or 001-800-658-5454

Perú 0-800-50-288

Perú—para operadora de idioma español 0-800-50-000

República de Panamá 00-800-001-0109

EMEA

Online: http://ingrammicro-europe.safe2say.eu

Telephone: Dial 00-800-4410-0005, except in the following countries:

Country Toll-free number

Hungary 06-800-13315

Portugal 8008 14144

Switzerland 0800-800016

How Do I Contact the Hotline?

CODE OF CONDUCT

Asia Pacific

Online: http://www.safe2say.net/IM.htm

Telephone: Dial one of the toll-free access numbers below and then (877) INGRAM2 (464-7262).

Country Toll-free number

Australia 1-800-881-011 (Telstra)

1-800-551-155 (Optus)

Bangladesh 157-0011

China—for a Mandarin-speaking operator 10810

China—from Hong Kong 800 96 1111

China—from northern China, the Beijing region 108-888

China—from southern and central China, the 108-11 or ###-##-####

Shanghai andGuangzhou regions

Hong Kong ###-##-####

India 000-117

Malaysia 1-800-80-0011

New Zealand 000-911

Pakistan 00 800 01001

Singapore 800-011-1111 or 800-001-0001

Sri Lanka 430-430

Thailand 1-800-001-33 or 001-999-11111

The Philippines 105-11

105-12

© 2011 Ingram Micro Inc. All rights reserved. Ingram Micro and the Ingram Micro logo are trademarks used under license by Ingram Micro Inc. All other trademarks are the property of their respective companies. 11 /11 JV2011.1190a